Exhibit 3.10

Exhibit 3.10

Secretary of State

Business Services and Regulation

Suite 306, West Tower

2	Martin Luther King Jr. Dr.

Atlanta, Georgia 30334

CHARTER NUMBER COUNTY DATE INCORPORATED EXAMINER

TELEPHONE : 8921468 DP

: FULTON

: NOVEMBER 09, 1989

: DONNA HYDE

: 404-656-0624

REQUESTED BY;

PAUL HASTINGS JANOFSKY & WALKER

LEAH F. SUMNER

133 PEACHTREE ST, NE, 42ND FLOOR

ATLANTA, GEORGIA 30303

CERTIFICATE OF INCORPORATION

I, MAX CLELAND, Secretary of State and the Corporations Commissioner of the State of Georgia do hereby certify, under the seal of my office, that

“SUBURBAN FRANCHISE SYSTEMS, INC.”

has been duly incorporated under the laws of the State of Georgia on the date set forth above, by the filing of articles of incorporation in the office of the Secretary of State and the fees therefor paid, as provided by law, and that attached hereto is a true copy of said articles of incorporation.

WITNESS, my hand and official seal, in the City of Atlanta and the State of Georgia on the date set forth below.

DATE: NOVEMBER 09, 1989

FORM A1 (JULY 1989)

/s/ Max Cleland

MAX CLELAND

SECRETARY OF STATE

/s/ H. Wayne Howell

H. WAYNE HOWELL

DEPUTY SECRETARY OF STATE

SECURITIES CEMETERIES CORPORATIONS CORPORATIONS HOT-LINE

656-2894 656-3079 656-2817 404-656-2222

ARTICLES OF INCORPORATION

OF

SUBURBAN FRANCHISE SYSTEMS, INC.

ARTICLE I

The name of the corporation is “SUBURBAN FRANCHISE SYSTEMS, INC.”

ARTICLE II

The corporation shall have authority to issue not more than 1,000,000 shares of common stock having a par value of $.01 per share.

ARTICLE III

The street address and county of the initial registered office of the corporation is 5600 Roswell Road, Suite 392 North, Atlanta, Fulton County, Georgia. The initial registered agent of the corporation at such address is David E. Krischer.

ARTICLE IV

The name and address of the incorporator is:

David E. Krischer

5600 Roswell Road

Suite 392 North

Atlanta, Georgia 30342

ARTICLE V

The mailing address of the initial principal office of the corporation is 5600 Roswell Road, Suite 392 North, Atlanta, Georgia 30342.

ARTICLE VI

The initial Board of Directors shall consist of one member, whose name and address is as follows:

Name Address

David E. Krischer 5600 Roswell Road

Suite 392 North

Atlanta, Georgia 30342

ARTICLE VII

Pursuant to the Georgia Business Corporation Code, Section 14-2-704, any action required by the Georgia Business Corporation Code to be taken at a meeting of the shareholders and any action which may be taken at a meeting of the shareholders may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by persons who would be entitled to vote at a meeting those shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote were present and voted, subject to the limitations and notice requirements of Section 14-2-704.

ARTICLE VIII

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the director’s duty of care or other duty as a director, provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code or any successor law or laws.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on behalf of the Incorporator as of the 7th day of November, 1989

/s/ Leah F. Sumner

Leah F. Sumner

Paul, Hastings, Janofsky

& Walker

Georgia-Pacific Center

42nd Floor

133 Peachtree Street, N.E.

Atlanta, Georgia 30303

Attorneys for Incorporator